Exhibit 99.1

EXPRESSJET REPORTS JUNE 2010 PERFORMANCE

            HOUSTON, July 12, 2010 – ExpressJet Holdings, Inc. (NYSE: XJT), parent company of regional and charter airline operator, ExpressJet Airlines, Inc., today reportedtraffic and capacity results for June 2010.

Partner Flying

            During the month, ExpressJet revenue passenger miles (RPM) totaled 893 million, and available seat miles (ASM) flown were 1,073 million.  ExpressJet's June load factor for Partner Flying was 83.3%.  The company flew 68,565 block hours and operated 38,619 departures during the month as Continental Express and United Express.  During June 2010, ExpressJet operated 206 aircraft as Continental Express and 32 aircraft as United Express.

Corporate Aviation

            ExpressJet flew 922 block hours during the month in its Corporate Aviation (charter) division.  During the month, ExpressJet’s fleet within the Corporate Aviation (charter) division consisted of 6 aircraft.

Total Fleet

            ExpressJet ended June 2010 with a fleet of 244 aircraft consisting of 206 operating as Continental Express, 32 flying as United Express and 6 flying within the Corporate Aviation (charter) division.

About ExpressJet

            ExpressJet Holdings operates several divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines serves 134 scheduled destinations in North America and the Caribbean with approximately 1,200 departures per day.  Operations include capacity purchase agreements for United and Continental as well as providing clients customized 50-seat charter options; and supplying third-party aviation and ground handling services.  For more information, visit www.expressjet.com.

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ExpressJet Reports June 2010 Traffic/Page 2

	EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES
	PRELIMINARY STATISTICS

	Month Ending June 30, 2010		Month Ending June 30, 2009		Year Over Year Change

	Partner Flying	Corporate Aviation	Partner Flying	Corporate Aviation	Partner Flying	Corporate Aviation

Revenue Passenger Miles (millions)	893		726		23%
Available Seat Miles (ASM) (millions)	1,073		885		21%
Passenger Load Factor	83.3%		82.0%		1.2 pts
Block Hours	68,565	922	56,293	3,761	22%	(75%)
Departures	38,619		30,548		26%
Stage Length	556		580		(4%)
Fleet	238	6	214	30	11%	(80%)

Year to date	Partner Flying	Corporate Aviation	Partner Flying	Corporate Aviation	Partner Flying	Corporate Aviation

Revenue Passenger Miles (millions)	4,591		3,723		23%
Available Seat Miles (ASM) (millions)	5,840		4,934		18%
Passenger Load Factor	78.6%		75.5%		3.2 pts
Block Hours	373,774	5,094	321,593	8,076	16%	(37%)
Departures	206,760		168,733		23%
Stage Length	566		586		(3%)
Fleet	230	14	214	30	7%	(52%)

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